Exhibit 99.13

Visitor Duration Dramatically Increases on Pazoo.com

Whippany, N.J., October 7, 2014 Pazoo, Inc. (OTCQB Symbol: PZOO) (German WKN#: A1J3DK) is pleased to report that the average time spent on the website by a visitor has soared in the past two months, reaching more than 32 minutes as of the recent past.  This is a dramatic increase from early August where we reported time spent on the website in the low 20 minute range, as reported by Google Analytics.

Pazoo has been in the process of changing website platforms and technologies.  Because of these improvements, overall traffic is down to the website. The total number of visitors to the website decreased while we were making these technology improvements to the site, however, having visitors spend dramatically more time on the website will lead to an increase in profitability moving forward. We believe this additional time spent on the site is due to our newly enhanced video content, as well as our ever-increasing panel of writers, bloggers, and health and wellness experts who post new content on pazoo.com on a daily basis.

Furthermore, Pazoo is in the process of partnering with new search engine optimization and social media firms to further enhance its outreach.  This will allow us to be able to better deliver the health and wellness content that pazoo.com provides to more and more individuals throughout the world.

Pazoo CEO David Cunic stated, “We are extremely excited about the future of Pazoo due to the partnering of our website, the addition of Pazoo Radio, and the many additional offerings we will be adding to the website. Furthermore, the month of November should be a major milestone for the future prospects of Pazoo as a company.  This is the time when our medical marijuana testing laboratory partner is expected to receive its license from the State of Nevada.”

About Pazoo, Inc.:

Pazoo, Inc. is a company focused on empowering individuals with the tools to enrich their lives. Pazoo delivers information, services and products through direct response digital and TV, retail stores and its website.www.pazoo.com is a health and wellness online portal with an array of experts delivering vital information to improve and enhance the enjoyment of living a full and enriching life. We feature industry experts from the health and wellness industry as well as the pet industry. On the website an individual can find a limited, and high quality, selection of merchandise, including fitness consumables, nutritional supplements, apparel, and wellness/safety products.

Safe Harbor Statement:

This update includes forward-looking statements. These forward-looking statements generally can be identified by phrases such as Pazoo, Inc. or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, statements herein that describe the Company's business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

For Investor Relations:

Taylor Capitol, LLC
Phone: 973-351-3868
Email: INVESTOR@PAZOO.COM
SOURCE Pazoo, Inc.
Release Date: October 7, 2014